                                                                    Exhibit 10.1

                                            CONFORMED TO ORIGINAL SIGNED 8/11/03


                                SCANSOFT, INC.

                             EMPLOYMENT AGREEMENT

      This Agreement is made by and between ScanSoft, Inc. (along with its successors and assigns, the "Company") and Paul A. Ricci (the "Executive") as of August 11, 2003 (the "Effective Date").

      1. Duties and Scope of Employment.

         (a) Positions and Duties. Executive will serve as Chairman of the Board and Chief Executive Officer of the Company. Executive will render such business and professional services in the performance of Executive's duties, consistent with Executive's position within the Company, as shall reasonably be assigned to him by the Company's Board of Directors (the "Board").

         (b) Board Membership. During the Employment Term (as defined below), Executive will serve as the Chairman of the Board, subject to any required stockholder approval.

         (c) Obligations. During the Employment Term, Executive will devote Executive's full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board of Directors of the Company, which approval will not be unreasonably withheld; provided, however, that Executive may, without the approval of the Board, serve in any capacity with any civic, educational or charitable organization, or as a member of corporate Boards of Directors (but in all cases subject to Executive's compliance with the terms of the Confidential Information Agreement).

      2. Employment Term. Subject to earlier termination as provided for below, the Company will employ Executive for an initial term of three (3) years commencing on the Effective Date. The term of employment hereunder shall automatically extend for successive additional terms of one (1) year each (each, a "Successive One-Year Term") unless, at least forty-five (45) days prior to the end of the initial three (3) year term or any Successive One-Year Term, the Company or Executive gives written notice of intent to terminate this Agreement (a "Notice of Non-Renewal"). The term of employment under this Agreement shall include the initial three (3) year period and any extension thereof (the "Employment Term"). If Executive terminates employment as a result of the receipt of a Notice of Non-Renewal from the Company, Executive shall be entitled to the payments and benefits under Section 4(a) of this Agreement. Notwithstanding the foregoing, Executive and the Company acknowledge that this employment relationship may be terminated at any time prior to the expiration of the Employment Term, upon ninety (90) days written notice to the other party, with or without
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                                            CONFORMED TO ORIGINAL SIGNED 8/11/03

good cause or for any or no cause, at the option either of the Board or Executive and that in the event the Company or Executive terminate Executive's employment with the Company prior to the end of the Employment Term, Executive only will be entitled to those payments and benefits, if any, provided for in
Section 4 of this Agreement.

      3. Compensation.

         (a) Base Salary. The Company will pay Executive as compensation for Executive's services a base salary at the annualized rate of $300,000 through December 31, 2003 and $400,000 beginning on January 1, 2004 (respectively, the "Base Salary"). On July 1, 2005 and each anniversary thereafter, the Base Salary will increase by at least $25,000. The Base Salary will be paid through payroll periods that are consistent with the Company's normal payroll practices and will be subject to the usual, required withholding.

         (b) Performance Bonus. For the 2003 fiscal year of the Company, Executive will be eligible to receive a target bonus of up to fifty percent (50%) of Executive's Base Salary in 2003 based upon the achievement of performance criteria established by the Compensation Committee of the Board, after consultation with Executive. For each fiscal year of the Company following its 2003 fiscal year, Executive will be eligible to receive a target bonus of up to one-hundred percent (100%) of Executive's then Base Salary based upon the achievement of performance criteria established within four (4) months of the start of the applicable bonus period by the Compensation Committee of the Board, after consultation with Executive. The performance standards will be based on the Company's achievement of revenue and diluted earnings per share ("EPS"). The actual percentage of Base Salary payable as a bonus for any year will depend upon the extent to which the applicable performance criteria have been achieved. Any bonus that actually is earned will be paid as soon as practicable (but no later than 2-1/2 months) after the end of the fiscal year for which the bonus is earned, but only if Executive was employed with the Company through the end of such fiscal year.

         (c) Restricted Stock. At the next meeting of the Board following the Effective Date, Executive will be issued three hundred thousand (300,000) shares of common stock of the Company at a per share purchase price equal to the par value of the Company's common stock (the "Restricted Stock"). The Restricted Stock will vest as to 1/3 of the shares of Restricted Stock at the end of each twelve-month period following the date of grant. Except as otherwise specified herein, in the event that Executive's employment with the Company terminates, any unvested shares of Restricted Stock shall be forfeited and revert to the Company. The grant of the Restricted Stock shall be represented by, and subject to, the terms of a restricted stock agreement to be prepared in accordance with the terms herein.

         (d) Stock Options. For each fiscal year of the Company during the Employment Term, Executive will be eligible to receive a stock option grant to acquire shares of the Company's common stock. The number of shares subject to each stock option grant, if any, for each fiscal year will be based on Executive's performance as assessed by the Compensation Committee of the Board. The terms and conditions of any stock options granted to Executive hereunder (including vesting restrictions) will be established by the Compensation Committee of the Board; provided, that

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                                            CONFORMED TO ORIGINAL SIGNED 8/11/03

Executive will have the right to exercise the vested shares subject to any stock options that are granted after the Effective Date during the term of the applicable stock option whether or not Executive remains employed with the Company through such term.

         (e) Living Expenses. During the Employment Term, Executive will receive semi-monthly living expense bonuses equal to $4,458, which will be subject to the usual, required withholding and subject to Executive's continued employment with the Company through the applicable semi-monthly payment date.

         (f) Professional Services. During the Employment Term, the Company will reimburse Executive for reasonable professional services expenses incurred by Executive for tax, financial and/or estate planning. The Company will reimburse Executive only for expenses that do not exceed $20,000 per calendar year.

         (g) Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company's group medical, dental, vision, disability, life insurance, and flexible-spending account plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

      4. Severance. Upon termination of employment for any reason, Executive shall receive payment of (a) his Base Salary, as then in effect, through the date of termination of employment, and (b) all accrued vacation, expense reimbursements and any other benefits (other than severance benefits, except as provided below) due to Executive through the date of termination of employment in accordance with established Company plans and policies or applicable law (the "Accrued Obligations"). In addition, the following will apply:

         (a) Involuntary Termination other than for Cause, Death or Disability. If Executive's employment with the Company is terminated for a reason other than
(i) Cause (as defined below), (ii) Executive becoming Disabled (as defined below) or (iii) Executive's death, or if the Executive terminates his employment with the Company for Good Reason, then, subject to Executive's compliance with the provisions in Section 4(e), Executive will be entitled to: (i) continuing payments of Executive's Base Salary, as then in effect but no less than a Base Salary of $400,000, during the Severance Period, to be paid periodically in accordance with the Company's normal payroll policies and subject to the usual, required withholding; (ii) continued payment by the Company of the group medical, dental and vision continuation coverage premiums for Executive and Executive's eligible dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended ("COBRA") during the Severance Period under the Company's group health plans, as then in effect; (iii) immediately fully vest on the termination date in Executive's stock options and unvested Restricted Stock; and (iv) exercise Executive's outstanding stock options until the end of the term of the applicable stock option.
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                                            CONFORMED TO ORIGINAL SIGNED 8/11/03

         (b) Termination due to Death or Disability. If the Executive's employment with the Company is terminated due to his death or his becoming Disabled, then Executive or Executive's estate (as the case may be) will (i) receive the Base Salary through the date of termination of employment, (ii) be entitled to immediate 100% of any Company stock options or Restricted Stock held by the Executive that were unvested immediately prior to his termination of employment, (iii) receive Company-paid coverage for a period of two (2) years for Executive (if applicable) and Executive's eligible dependents under the Company's health benefit plans (or, at the Company's option, coverage under a separate plan), providing benefits that are no less favorable than those provided under the Company's plans immediately prior to Executive's death, (iv) receive all accrued vacation, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with Company-provided or paid plans and policies, and (v) not be entitled to any other compensation or benefits from the Company except to the extent required by law (for example, under Section 4980B of the Code).

         (c) Change of Control Benefits. If, within six (6) months following a Change of Control, Executive's employment with the Company is terminated for a reason other than (i) Cause, (ii) Executive becoming Disabled or (iii) Executive's death, or if the Executive terminates his employment with the Company for Good Reason, then, subject to Executive's compliance with the provisions in Section 4(e), Executive will be entitled to the severance payments and benefits set forth in Section 4(a).

         (d) Other Termination. If the Executive terminates employment with the Company other than for Good Reason (as defined), or if Executive's employment with the Company is terminated for Cause, then Executive will receive payment of the Accrued Obligations but he shall not be entitled to any other compensation or benefits (including, without limitation, accelerated vesting of stock options and unvested Restricted Stock) from the Company, except to the extent provided under the applicable stock option agreement(s), Company benefit plans or as may be required by law (for example, under COBRA).

         (e) Conditions to Receive Severance Package. Except for the Accrued Obligations, the applicable provisions of the Option Plan and Option Agreement, and other payments to which Executive may be entitled by law, the severance payments, continued benefits, continued vesting, vesting acceleration and the ability to exercise stock options described in this Section 4 will be provided to Executive if the following conditions are satisfied: (i) Executive complies with all surviving provisions of the Confidential Information Agreement and any confidentiality or proprietary rights agreement signed by Executive; and (ii) Executive executes and delivers to the Company, and does not revoke, a full general release, in a form acceptable to the Company, releasing all claims, known or unknown, that Executive may have against the Company, and any subsidiary or related entity, their officers, directors, employees and agents, arising out of or any way related to Executive's employment or termination of employment with the Company.

         (f) Cause. For purposes of this Agreement, "Cause" means Executive's employment with the Company is terminated after a majority of the Board has found any of the following to exist:

(i) Executive's theft, dishonesty that materially harms the Company or falsification of any Company records; (ii) disclosure of the Company's confidential or proprietary information which violates the terms of the Confidential Information Agreement; (iii) Executive's continued substantial willful nonperformance (except by reason of Disability) of his employment duties after Executive has received a written demand for performance by the Board and has failed to cure such nonperformance within 15 business days of receiving such notice; or (iv) Executive's conviction of, or plea of nolo contendere to, a felony which such conviction or plea materially harms the business or reputation of the Company.

         (g) Change of Control. For the purposes of this Agreement, a "Change of Control" means: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities; or
(ii) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors ("Incumbent Directors" will mean directors who either (A) are members of the Board as of the Effective Date, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Board at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company)); or (iii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company's assets.

         (h) Disabled. For purposes of this Agreement, "Disabled" means Executive being unable to perform the principal functions of his duties due to a physical or mental impairment, but only if such inability has lasted or is reasonably expected to last for at least six months. Whether Executive is Disabled will be determined by the Board based on evidence provided by one or more physicians selected by the Board.

         (i) Good Reason. For purposes of this Agreement, "Good Reason" means
(i) without the Executive's consent, a significant reduction of the Executive's duties, position, reporting status, or responsibilities relative to the Executive's duties, position, reporting status, or responsibilities in effect immediately prior to such reduction, or the removal of the Executive from such position, duties and responsibilities or change in reporting status, unless the Executive is provided with comparable duties, position and responsibilities or reporting status; provided, however, that a reduction in duties, position, reporting status or responsibilities solely by virtue of the Company being acquired and made part of a larger entity will not constitute "Good Reason" to the extent

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                                            CONFORMED TO ORIGINAL SIGNED 8/11/03

Executive remains in a comparable position with a division or subsidiary of the acquiror, which division or subsidiary conducts substantially the same core operations, business and activities as were conducted by the Company prior to any such acquisition or similar corporate transaction; (ii) without the Executive's consent, a substantial reduction, by the Board of the Executive's Base Salary as in effect immediately prior to such reduction (unless such reduction is part of an overall Company effort that effects similarly situated senior executives of the Company); (iii) without the Executive's consent, the requirement that Executive relocate his principal place of employment more than fifty (50) miles from the current location of the Company's principal executive offices; (iv) a material breach by the Company of this Agreement; and (iv) failure of Executive to be nominated as a Board member.

         (j) Severance Period. For purposes of this Agreement, "Severance Period" means the period beginning on the date of Executive's termination of employment with the Company and ending on the date eighteen (18) months later.

      5. Confidential Information. Executive agrees to continue to comply with any agreement Executive has entered into with the Company regarding confidential information and/or invention assignment (the "Confidential Information Agreement").

      6. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive's death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "successor" means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive's right to compensation or other benefits will be null and void.

      7. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

      If to the Company:

      ScanSoft, Inc.
      9 Centennial Drive
      Peabody, MA 01960

      Attn: Chief Financial Officer
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                                            CONFORMED TO ORIGINAL SIGNED 8/11/03

      If to Executive:

      at the last residential address known by the Company.

      8. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

      9. Original Agreement. Executive previously entered into an employment agreement with the Company on August 21, 2000 (the "Original Agreement") and Amendment No. 1 to the employment agreement dated July 26, 2001. Executive and the Company agree that this Agreement will supersede and replace the Original Agreement and Amendments to the Original Agreement in its entirety.

      10. Non-Competition, Non-Solicitation and Non-Disparagement. For a period beginning on the Effective Date and ending one year after the Executive ceases to be employed by the Company, Executive, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, will: (i) not engage, participate or invest in any business activity anywhere in the United States that is directly competitive with the principal markets, products and services of the Company at the time of Executive's termination; provided, however, that it will not be a violation of this Section 10 for Executive to own (as a passive investment): (A) not more than two percent of any class of publicly traded securities of any entity or (B) not more than five percent of any class of non-publicly traded securities of any entity; (ii) not solicit, induce or influence any person to leave employment with the Company; (iii) not directly or indirectly solicit business from any of the Company's customers and users on behalf of any business that directly competes with the principal business of the Company. In addition, following the date Executive ceases to be employed by the Company, Executive will not disparage in any way the Company, its officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor or successor corporations, or assigns, and will refrain from any defamation, libel or slander of any of those parties, and any tortious interference with the contracts, relationships and prospective economic advantage of any of those parties.

      11. Entire Agreement. This Agreement, together with the Confidentiality Agreement, represents the entire agreement and understanding between the Company and Executive concerning the subject matter herein and Executive's employment relationship with the Company, and supersedes and replaces any and all prior or contemporaneous agreements and understandings whether written or oral between the Executive and the Company.

      12. Arbitration and Equitable Relief.

         (a) Except as provided in Section 12(d) below, Executive and the Company agree that to the extent permitted by law, any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof will be settled by arbitration to be held at a location within 30 miles of the Company's

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                                            CONFORMED TO ORIGINAL SIGNED 8/11/03

principal executive offices in Massachusetts, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the "Rules"). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

         (b) The arbitrator will apply Massachusetts law to the merits of any dispute or claim, without reference to rules of conflict of law. Executive hereby expressly consents to the personal jurisdiction of the state and federal courts located in Massachusetts for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the parties are participants.

         (c) The Company will pay the direct costs and expenses of the arbitration. The Company and Executive each will separately pay its counsel fees and expenses; provided, however, the Company shall reimburse Executive for his reasonable costs (including without limitation attorneys' fees) incurred if Executive succeeds on the merits with respect to a material breach of this Agreement at any such arbitration, including enforcing any judgment entered on an arbitrator's decision.

         (d) The Company may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary to enforce the provisions of the confidential information and trade secrets agreement between Executive and the Company, without breach of this arbitration agreement and without abridgement of the powers of the arbitrator.

         (e) EMPLOYEE HAS READ AND UNDERSTANDS SECTION 12, WHICH DISCUSSES ARBITRATION. EMPLOYEE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EMPLOYEE AGREES TO THE EXTENT PERMITTED BY LAW, TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EMPLOYEE'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

            (i) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION;

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                                            CONFORMED TO ORIGINAL SIGNED 8/11/03

            (ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, AND ANY LAW OF THE STATE OF CALIFORNIA; AND

            (iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

      13. No Oral Modification, Cancellation or Discharge. This Agreement may be changed or terminated only in writing (signed by Executive and the Company).

      14. Withholding. The Company is authorized to withhold, or cause to be withheld, from any payment or benefit under this Agreement the full amount of any applicable withholding taxes.

      15. Governing Law. This Agreement will be governed by the laws of the Commonwealth of Massachusetts (with the exception of its conflict of laws provisions).

      16. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

      17. Attorneys' Fees. Executive shall be reimbursed his reasonable attorneys' fees incurred with respect to the negotiation of this Agreement.



                           {Signature Pages to Follow}

                                          CONFORMED TO ORIGINAL SIGNED 8/11/03


      IN WITNESS WHEREOF, the undersigned have executed this Agreement on the respective dates set forth below:

      EXECUTIVE

      /s/ Paul A. Ricci                               Date:  As of 8/11/03
      -------------------------------------
      Paul A. Ricci
      Chairman and Chief Executive Officer

      COMPANY

      /s/ Robert G. Teresi                            Date:  As of 8/11/03
      ------------------------------------

      Member of the Board


                                      -10-